Advance Nanotech Reports First Quarter 2008 Financial Results
Monday May 19, 7:00 am ET

Company achieves four-fold revenue increase as broad corporate changes are implemented

NEW YORK, May 19 /PRNewswire-FirstCall/ -- Advance Nanotech, Inc. (OTC Bulletin Board: AVNA - News) today reported financial results for its first quarter ended March 31, 2008. This quarter was the first, full fiscal period since the Company refocused its business model from managing the development of a portfolio of early-stage nanotechnologies to developing one technology within the portfolio that has extraordinary immediate and long-term commercial potential: the Owlstone chemical detection system. Highlights from the quarter include:

--	Commenced a realignment of operations to focus on the Owlstone technology
--	Board approved Bret Bader as incoming CEO effective upon completion of Owlstone Exchange Agreement
--	Achieved initial product orders and shipments for Lonestar and Owlstone vapor generators
--	Awarded second patent from the U.S. patent office, bringing total issued U.S. patents to two, with 17 pending by Owlstone Nanotech, Inc. Added homeland security expert to its Board of Directors

"The chemical detection industry is a large, rapidly growing market that spans across many commercial sectors, including industrial process control, homeland security, environmental monitoring and healthcare. Owlstone has developed next generation chemical detection products that are based on patented and patent-pending, proprietary technology to port real-time detection capabilities onto a silicon chip. Having successfully concluded the development of the core sensor, we are now developing and shipping product to meet real-time chemical detection needs in a wide range of industries. Given the near completion of the Advance Nanotech restructuring, we are eager to take the reins and rigorously grow our opportunities with our unique chemical detection platform," commented Bret Bader, incoming CEO of Advance Nanotech, Inc.

Mr. Bader continued, "Our goal for 2008 is to penetrate new and existing markets, continue to grow our patented intellectual property and build successful distribution partnerships. We have made progress in all three fronts thus far in 2008. With the core sensor built, our focus now is on developing application specific interfaces that provide the end user with a superior chemical detection product suited to their needs. In parallel, we are continuing to achieve milestones in the miniaturization and cost optimization of the surrounding electronics. This will enable us to provide a fully integrated, reprogrammable, chemical detection system that will set the standards for detection performance and system miniaturization. Our research and engineering efforts are further enhancing our already profound value proposition for existing chemical detection requirements and enabling new deployment scenarios currently unachievable. In addition to these commercial milestones, we are simultaneously continuing to right-size and reduce the operating costs of the combined organization. We anticipate rising gross margins during 2008 through both improvements to our manufacturing process as well as increased contract volumes. In addition, we intend to make meaningful improvements to our balance sheet over the remainder of the year as we move towards achieving cash flow profitability."

The Company reported revenues for the first quarter of approximately $671,000, a nearly four-fold increase from the revenues in the first quarter of 2007 of $140,000. The increase in first quarter revenues were the direct result of Owlstone shipping its Lonestar and Owlstone Vapor Generator products along with contracted, instructional and set-up services provided to customers and government grant revenue. As stated in previous guidance, the Company continues to expect to achieve $7.7 million in revenues for the current year.

The Company reported a net loss of $1.1 million in the three months ended March 31, 2008 compared to a net loss of $2.4 million for the comparable period in 2007, representing a decrease of $1.3 million, or 55 percent. In 2008, the Company had a net loss of $0.03 cents per basic share, compared with a net loss of $0.07 cents per basic share for the same quarter in 2007. Revenue increased by $531,000 while operating expenses decreased by $300,000 and the Company had a gain of $534,000 from minority interest related to subsidiaries' losses.

Operating expenses during the first quarter of 2008 totaled approximately $2.8 million, a decrease of approximately 10 percent over the first quarter of 2007. The Company anticipates further cost reductions over the next several quarters as it completes the anticipated Owlstone exchange agreement that was previously announced and eliminates all redundant operational costs. Additional cost reductions may be achieved as the Company refocuses exclusively on the costs associated with operating its Owlstone business, and relieves itself of any future financial responsibilities associated with the current portfolio of nanotechnologies. As such, the Company anticipates a material operating cost reduction over the next several quarters.

Interest expense incurred during the first quarter of 2008 increased by approximately $146,000 over the first quarter of 2007 to $166,000. The increase in interest expense was due to the issuance of $6.7 million of 8% senior secured convertible notes in December 2007 and February 2008.

Total assets remained essentially unchanged from the prior quarter at $6.0 million as of March 31, 2008. Cash and equivalents on March 31, 2008 were $2.3 million, an increase of approximately $462,000 from December 31, 2007. Total liabilities increased from $11.9 million to $14.6 million during the first quarter of 2008 predominately due to the issuance of $2.7 million of convertible notes during the quarter. As of March 31, 2008, Advance Nanotech had approximately 36.7 million shares of common stock outstanding.

QUARTER HIGHLIGHTS AND SUBSEQUENT EVENTS

Advance Nanotech added homeland security expert to its Board of Directors

On January 23, 2008, Advance Nanotech announced the appointment of Mr. Joseph C. Peters to its Board of Directors. Mr. Peters is an internationally recognized authority on high-level security, intelligence, surveillance and protection systems, having served both the Clinton and Bush Administrations. Mr. Peter's thirty-year public service career began as a police officer to Executive Deputy Attorney General of Pennsylvania, Special U.S. Department of Justice Mafia Prosecutor and notably as the Drug Czar's Liaison to Tom Ridge and the White House Office of Homeland Security. Currently, Mr. Peters consults to national and international law enforcement organizations on counter-terrorism and related technology issues. He is a member of the International Association of Chiefs of Police, and serves on its Terrorism Committee

Advance Nanotech announced stockholder vote results

On February 12, 2008, Advance Nanotech held a special meeting of its stockholders seeking approval to increase its authorized shares of common stock from 75,000,000 to 200,000,000 shares. The Company received an affirmative vote of approximately 95 percent.

Advance Nanotech appoints new incoming CEO and makes other management changes

On May 5, 2008, Advance Nanotech announced that it had confirmed the appointment of Bret Bader as its incoming Chief Executive Officer effective upon completion of the Owlstone Exchange Agreement. Mr. Bader is currently Chief Executive Officer of Owlstone Nanotech, Inc, Advance Nanotech's majority owned subsidiary. Mr. Bader is a recognized authority on the availability and effective deployment of security technology, with emphasis on explosive, chemical, biological, narcotics and weapons detection systems. Mr. Bader was the general manager and vice president of Smith's Detection, Americas from 2004 to 2005. He was responsible for the generation and implementation of business strategy and [development plane], and is well-versed in the oversight of U.S. accounting and controller operations. His previous experience (1999 to 2004) was as general manager of the U.S. Security Inspection Division in the Heimann Systems organization (acquired by Smith's Detection), and with the EG&G Astrophysics Corp. (1989 to 1999)

In addition, Mr. Lee Cole has accepted the position of acting Principal Executive Officer and Mr. Peter Rugg has accepted the position of acting Chairman of the Board of Directors.

About Advance Nanotech

Advance Nanotech is in the process of restructuring its business and becoming an operating company focused on chemical and biological next generation detection. Its proprietary technologies, developed at Cambridge University, are uniquely silicon-based, thereby offering miniaturization and network capability with wireless opportunities. The advantages of this protocol permits for real-time precision analytics leading to potential prevention of ensuing issues, concerns and dangers. For more information about Advance Nanotech, please visit www.advancenanotech.com.

About Owlstone Nanotech, Inc.

Owlstone Nanotech, Inc. ("Owlstone") is a majority owned subsidiary of Advance Nanotech and is a pioneer in the commercialization of nanotechnology- based chemical detection products. The Owlstone Detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection system that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward- looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

ADVANCE NANOTECH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,329,970	$1,867,626
Restricted cash	77,843	77,557
Prepaid expenses and other current assets	327,443	162,622
Accounts receivable	770,480	1,325,080
Grants receivable	-	-
Inventory	118,149	74,672
VAT tax refund receivable	91,035	3,902
Deferred financing costs, current position	800,735	801,618
Loans receivable	-	-

TOTAL CURRENT ASSETS	4,515,655	4,313,077

Property plant and equipment, net	249,658	242,005
Patents	644,834	636,381
Deferred financing costs, net of
current portion	600,553	801,620
Investment	-	-

TOTAL ASSETS	$6,010,700	$5,993,083

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$1,298,968	$1,291,882
Accrued expenses	1,535,274	1,369,538
Deferred equity compensation	411,395	345,268
Deferred revenue	-	38,279
Capital lease obligation, current portion	17,670	21,483
TOTAL CURRENT LIABILITIES	3,263,307	3,066,450

Loan payable	-	334,001
Convertible notes payable	9,031,679	6,294,105
Common stock warrants	2,345,618	2,184,266
Capital lease obligation, net of
current portion	11,802	13,879
TOTAL LIABILITIES	14,652,406	11,892,701

Minority interests in subsidiaries	7,187,471	6,854,191

STOCKHOLDERS' DEFICIT
Preferred stock; $0.001 par value;
25,000,000 shares authorized; 0 shares
issued and outstanding in 2007 and 2006,
respectively	-	-
Common stock; $0.001 par value;
200,000,000 shares authorized;
36,667,686 and 36,595,686 shares issued
and outstanding in March 31, 2008 and
December 31, 2007, respectively	36,668	36,596
Additional paid in capital	16,753,299	16,128,733
Warrant valuation	665,043	2,708,358
Accumulated other comprehensive loss	(1,372,437)	(801,386)
Deficit accumulated during
development stage	(31,911,750)	(30,826,109)
TOTAL STOCKHOLDERS' DEFICIT	(15,829,177)	(12,753,808)

TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT	$6,010,700	$5,993,083

ADVANCE NANOTECH, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

	Three months	Three months
	ended	ended
	March 31,	March 31,
	2008	2007

Revenue- product	$126,079	$$ 86,973
Revenue- service	544,816	53,205
Total net revenue	670,895	140,178

Cost of sales	(399,721)	(79,971)
Gross margin	271,174	60,207

Research and development	(550,202)	(1,166,781)
Selling, general and administrative	(2,236,421)	(1,919,694)
Total operating expenses	(2,786,623)	(3,086,475)

Loss from operations	(2,515,449)	(3,026,268)

Other income/ (expense)
Interest Income	12,953	24,400
Grant income	-	113,318
Gain on sale of investment	-	-
Forgiveness of accounts payable
and other income	86,554	-
Interest expense	(165,649)	(19,737)
Fair value of warrants gain / (loss)	961,516	-
Accrued late registration costs	-	-

Net loss before minority interest	$(1,620,075)	$(2,908,287)

Minority interest in net loss
of subsidiary	534,434	475,919

Net loss	$(1,085,641)	$(2,432,368)

Foreign currency translation
adjustment gain / (loss)	(571,051)	(132,442)

Comprehensive loss	$(1,656,051)	$(2,564,810)

Net loss per share- basic and diluted	$(0.04)	$(0.08)

Net loss per share after minority
interest- basic and diluted	$(0.03)	$(0.07)

Comprehensive loss per share-
basic and diluted	$(0.05)	$(0.07)

Weighted average shares outstanding-
basic and diluted	36,650,279	34,536,914

Source: Advance Nanotech, Inc.